Exhibit 10.39
NATIONAL CITY CORPORATION
AMENDED AND RESTATED
MANAGEMENT SEVERANCE PLAN
(Effective September 30, 2008)
ARTICLE 1
The Plan and its Purpose
1.1 Amendment and Restatement of Plan. The following are the provisions of the National City Corporation Amended and Restated Management Severance Plan (herein referred to as the “Plan”) effective as of January 1, 2005, which is an amendment and restatement of the Plan which was in effect prior thereto. The Plan as amended and restated herein is effective with respect to Participants whose employment is terminated on or after the Effective Date.
1.2 Purpose. The purpose of the Plan is to maximize the Corporation’s profitability and operating success by attracting and retaining key managerial, operational and executive employees and allowing them to focus on their responsibilities in the event of, and following, a Change in Control.
1.3 Operation of the Plan. The Plan shall serve as a non-qualified plan providing post Change in Control benefits to Participants. The severance compensation provided by this Plan shall be the sole severance compensation a Participant will be entitled to from the Surviving Entity as a result of a Change in Control. Any Employee covered by this Plan shall not receive any other severance benefit after a Change in Control from any other severance plan, policy or agreement.
ARTICLE 2
Definitions
2.1 Definitions. Whenever used herein the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.
     (a) “Base Salary” shall mean the annual salary of each Participant at the Effective Date or Implementation Date, whichever is higher, exclusive of any bonuses, incentive pay, special awards, stock options or other stock compensation.
     (b) “Board” shall mean the board of directors of the Corporation.
     (c) “Cause” means the termination by the Surviving Entity of the Participant’s employment with the Surviving Entity as a result of:

     (i) the Participant committing an intentional act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Surviving Entity and such act shall have been materially harmful to the Surviving Entity;
     (ii) the Participant causing intentional wrongful damage to property of the Surviving Entity and such damage shall have been materially harmful to the Surviving Entity;
     (iii) the Participant committing an intentional wrongful disclosure of secret processes or confidential information of the Surviving Entity and such disclosure shall have been materially harmful to the Surviving Entity;
     (iv) the Participant intentionally engages in any Competitive Activity and such act shall have been materially harmful to the Surviving Entity;
     (v) the Surviving Entity has been ordered or directed by a written order from any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment and, notwithstanding the reasonable best efforts of the Surviving Entity to oppose and to appeal the order or directive, that order or directive has become a final non-appealable order; or
     (vi) the Participant being convicted of or entering into any pre-trial diversion with respect to a criminal offense involving dishonesty, breach of trust, money laundering or the illegal manufacture, sale, distribution of or trafficking in controlled substances.
For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Surviving Entity. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a notice stating the Participant had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Participant or the Participant’s beneficiaries to contest the validity or propriety of any such determination.
     (d) “Change in Control” means the occurrence during the Term of any of the following events:
     (i) the Corporation is merged, consolidated or reorganized into or with another Person, and immediately after giving effect to such merger, consolidation or reorganization less than sixty-five percent (65%) of the

Surviving Entity’s Voting Stock is held in the aggregate by the holders of the Corporation Voting Stock immediately prior to such transaction;
     (ii) the Corporation sells or otherwise transfers all or substantially all of its assets to another Person, and as a result of such sale or transfer less than sixty-five percent of the Surviving Entity Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of the Corporation Voting Stock immediately prior to such sale or transfer;
     (iii) any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifteen percent (15%) of the Corporation Voting Stock provided, however, that:
(1)	for purposes of this Section 1(d)(iii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of the Corporation Voting Stock directly from the Corporation that is approved by a majority of the Incumbent Corporation Directors (defined below), (B) any acquisition of the Corporation Voting Stock by the Corporation, and (C) any acquisition of the Corporation Voting Stock by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation;

(2)	if any Person is or becomes the beneficial owner of 15% or more of the combined voting power of the then-outstanding Corporation Voting Stock as a result of a transaction described in clause (A) of Section 1(d)(iii)(1) above and such person thereafter becomes the beneficial owner of any additional shares of the Corporation Voting Stock representing 1% or more of the then-outstanding the Corporation Voting Stock, other than in an acquisition directly from the Corporation that is approved by a majority of the Incumbent Corporation Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Corporation Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control unless exempted by Section 1(d)(iii)(4) below;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 15% or more of the Corporation Voting Stock as a result of a reduction in the number of shares of the Corporation Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Corporation Directors unless and until such person thereafter becomes the beneficial owner of any additional shares of the Corporation Voting Stock representing 1% or more of the then-outstanding Corporation Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Corporation Voting Stock are treated equally; and

(4)	if within 45 days of first learning a Person has acquired or is to acquire beneficial ownership of 15% or more of the Corporation Voting Stock the Board by majority vote of the Incumbent Corporation Directors (i) determines that a Person’s acquisition of beneficial ownership of 15% or more of the Corporation Voting Stock does not constitute a Change in Control and (ii) establishes a limit (such limit to be less than 50% of the Corporation Voting Stock) as to the maximum number of shares such Person may acquire before a Change in Control shall be deemed to have occurred, then no Change in Control shall have occurred as a result of such Person’s applicable acquisition(s);
     (iv) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Corporation Directors (the “Incumbent Corporation Directors”) cease for any reason to constitute at least a majority of the Surviving Entity Board, as the case may be; provided, however, that for purposes of this Section 1(d)(iv) each Director who is first elected, or first nominated for election by the Corporation’s stockholders, by a vote of at least two-thirds of the Incumbent Corporation Directors (or a committee thereof) then still in office who were the Corporation Directors at the beginning of any such period will be deemed to have been a Corporation Director at the beginning of such period; or
     (v) approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
Notwithstanding the foregoing provisions of Section 1(d)(i), 1(d)(ii) or 1(d)(iv), in the case where the individuals who constitute the Incumbent Directors at the time a specific transaction described in Section 1(d)(i) or 1(d)(ii) is first presented or disclosed to the Board, will, by the terms of the definitive agreement for that transaction, constitute at least fifty percent (50%) of the Surviving Entity Directors immediately following consummation of such transaction, provided that such Surviving Entity Directors are not subject to removal following the consummation of the transaction as a result of the terms and conditions of the transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under Section 1(d)(i), 1(d)(ii) or 1(d)(iv), the Board may determine by majority vote of the Incumbent Directors that the specific transaction does not constitute a Change in Control under Sections 1(d)(i), 1(d)(ii) and/or
1(d)(iv).
     (e) “Committee” shall mean the Compensation and Organization Committee of the Board or another committee appointed by the Board to serve as the administering committee of the Plan.
     (f) “Competitive Activity” means the Participant’s participation, without the written consent of an officer of the Surviving Entity, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Surviving Entity and such enterprise’s revenues derived from any product or service competitive with any and all products or services of the Surviving Entity amounted to ten percent (10%) or more of such enterprise’s revenues for its most recently completely fiscal year and if the Surviving Entity’s revenues from said product or service amount to ten percent 10% of the Surviving Entity’s revenues for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
     (g) “Continuation Period” means the period of time beginning on the Termination Date and continuing until the first anniversary of the Termination Date.
     (h) “Corporation” shall mean National City Corporation, a Delaware corporation.
     (i) “Effective Date”. In the event a Change in Control ultimately results from discussions or negotiations involving the Corporation or any of its officers or directors, the “Effective Date” of such Change in Control shall be the date uninterrupted discussions or negotiations commenced.
     (j) “Employee” shall mean an individual employed by the Corporation or any of its Subsidiaries on a full time, part time or salaried basis as of the Effective Date or the Implementation Date. The term “Employee” shall not, however, include any person who has been notified in writing prior to the Effective Date that his job is being eliminated or that his employment is going to be terminated.
     (k) “Employee Benefits” means the benefits and service credit for a benefit as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Corporation) disability, expense reimbursement and other employee benefit policies, plans, programs or arrangements in place at the Implementation Date. Employee Benefits shall not include any (i) severance plan, policy or benefits other than those benefits specifically provided by this Plan or (ii) any perquisites such as county club memberships or car allowances. Those persons receiving financial counseling prior to the Change in Control shall continue to receive financial counseling services during the Protection Period.
     (l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (m) “Implementation Date” shall be the earliest to occur of the events specified in Section 2.1(d).
     (n) “Incentive Pay” means an amount equal to the sum of (a) the higher of (i) the highest aggregate annual incentive payment (excluding income realized from the exercise of stock options, any benefits received from being granted stock options or shares of restricted stock, income realized from the sale of restricted stock and any profit sharing, matching contributions or discretionary contributions made under any savings plan but including, without limitation, awards pursuant to the Management Incentive Plan) awarded for either of the two calendar years immediately preceding the year in which the Effective Date occurs or (ii) the target award for the individual for the year in which the Effective Date occurs and (b) the higher of (i) the highest incentive payment awarded pursuant to the Long Term Plans for either of the plan cycles ending in the two calendar years immediately preceding the year in which the Effective Date occurs or (ii) the target award for the individual pursuant to the Long Term Plans for the plan cycle ending in the calendar year in which the Effective Date occurs. For purposes of this Paragraph 2.1(o), “payment” includes moneys paid as well as any portion of any award deferred.
     (o) “Incumbent Corporation Directors” see Section 1(d)(iv).
     (p) “Long Term Plans” means the National City Corporation Long-Term Cash and Equity Incentive Plan and any predecessor or successor plans to this plan.
     (q) “Management Incentive Plan” means the National City Corporation Amended and Restated Management Incentive Plan for Senior Officers, and any predecessor or successor plans to this plan.
     (r) “Participant” shall mean an Employee whose job is assigned to a grade level within the range of grade level 1 through grade level 7 pursuant to the Corporation’s system for grading jobs, excluding those Employees who are covered by an employment agreement, severance agreement, or other specialized plan at the earlier of the (i) time of termination or the Implementation Date that address severance benefits.
     (s) “Person” means any governmental authority, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
     (t) “Plan” see Section 1.1

     (u) “Protection Period” means the period of time commencing on the Effective Date and continuing through to the fifteenth month anniversary of the Implementation Date.
     (v) “Separation from Service” shall have the meaning set forth in Section 409A of the Code.
     (w) “Specified Employee” shall mean any Participant who is a “specified employee,” as defined in Section 409A of the Internal Revenue Code and the lawful Treasury Regulations promulgated thereunder.
     (x) “Subsidiary” means an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the voting equity securities, but for purposes of this Plan shall not include National Processing, Inc. or any of its subsidiaries.
     (y) “Surviving Entity” (i) prior to a Change in Control means the Company and (ii) after a Change in Control means the Company or any other Person surviving or resulting from any Change in Control involving the Company, whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise. The Surviving Entity shall include any or all of its Subsidiaries.
     (z) “Termination Date” means the date the Participant’s active employment is terminated with the Surviving Entity
     (aa) “Voting Stock” shall mean then outstanding securities of a company entitled to vote generally in the election of directors.
ARTICLE 3
Termination Following a Change in Control
3.1 In the event the Surviving Entity terminates the Participant’s employment during the Protection Period, the Participant will be entitled to the severance compensation provided by Article 4; provided, however, that the Participant shall not be entitled to the severance compensation provided by Article 4 hereof only upon the occurrence of one or more of the following events:
     (a) the Participant’s death occurring prior to termination of his/her employment;
     (b) prior to the termination of his/her employment, the Participant becomes permanently disabled within the meaning of the long-term disability plan in effect for, or applicable to, the Participant; or
     (c) Cause.
3.2 The Participant may terminate employment with the Surviving Entity during the Protection Period with the right to severance benefits as provided in Article 4 upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation other employment):
     (a) A reduction in the Participant’s Base Salary; or
     (b) The Surviving Entity of the Participant requires the Participant to have his principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control.
3.3 A termination by the Surviving Entity pursuant to Section 3.1 or by the Participant pursuant to Section 3.2 will not affect any rights which the Participant may have pursuant to any agreement, policy, plan, program or arrangement of the Surviving Entity providing Employee Benefits, which rights shall be governed by the terms thereof.
ARTICLE 4
Severance Compensation
4.1 If the Surviving Entity terminates the Participant’s employment during the Protection Period other than pursuant to Section 3.1(a), 3.1(b) or 3.1(c), or if the Participant terminates his employment pursuant to Section 3.2, the Surviving Entity will pay to the Participant the following amounts after the Termination Date:
     (a) During the Continuation Period, bi-weekly payments of an amount equal to the quotient produced by adding Base Salary and Incentive Pay divided by twenty-six.
     (b) In lieu of any Employee Benefits, a lump sum payment equal to the product of the Base Salary multiplied by .25.
4.2. Notwithstanding anything in Section 4.1 to the contrary, a Participant shall not be entitled to any the payments set forth in Section 4.1 above until the Participant has executed and delivered to the Surviving Entity a Release and Waiver Agreement, being substantially in the form of Exhibit A attached hereto with the blanks appropriately completed, and until any period for cancellation of the Release and Waiver Agreement has expired. If the Participant fails to execute and deliver the above referenced Release and Waiver Agreement within 30 days of Participant’s Termination Date, any and all rights Participant has to the payments set forth in Section 4.1 will terminate.
4.3 Notwithstanding anything in Section 4.1 to the contrary, for any Participant who is a Specified Employee, any severance payment which would have otherwise been paid to such Participant under Section 4.1 shall be delayed until such a date which is six (6) months following his Separation from Service. The determination of the Surviving Entity’s Specified Employees shall be made as of each December 31st (the “identification date”) and shall be applicable for the 12-month period commencing April 1st following that identification date. In the event that any payment or payments under this Plan are delayed as a result of the application of this Section 4.3, such delayed payments shall be credited with interest at the rate equal to the yield on the United States Treasury 6-month Treasury Bill determined as of the Participant’s Termination Date.
4.4 There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Participant provided for in this Plan.
4.5 Without limiting the rights of the Participant at law or in equity, if the Surviving Entity fails to make any payment or provide any benefit required to be made or provided under the Plan on a timely basis, the Surviving Entity will pay interest on the amount or value thereof at the rate equal to the yield on the United States Treasury 6-month Treasury Bill. Such interest will be payable as it accrues on demand. Any change in such Treasury Bill rate will be effective on and as of the date of such change.
ARTICLE 5
Claims Procedures
5.1 If after a Change in Control, the Surviving Entity fails to pay any of the severance compensation identified in Article 4 of this Plan, a Participant may make a claim for severance benefits under this Plan by submitting a written request to the Committee on the form supplied for this purpose.
5.2 The Committee or its designee(s) will review the claim and either approve the severance compensation identified in Article 4 of this Plan or provide notice that the claim has been denied. The Committee or its designee(s) will review each claim within 90 days of the Committee’s receipt of such claim. The Committee or its designee(s) shall notify the Participant in writing of any claims or portions of claims that have been denied within 30 days of the Committee’s determination. If a notice of denial is not received by a Participant within the lesser of (a) 120 days of the Committee’s receipt of the claim or (b) within 30 days of the Committee’s or its designee(s)’s making its determination with respect to the Participant’s claim, the claim shall be deemed to have been approved.
5.3 If a claim or a portion of a claim is denied, the Committee’s or its designee(s)’s notice of denial shall include:
(a)	reason or reasons for the denial,

(b)	specific reference to documents, if any, that outline the reason for the denial, and

(c)	an explanation of the claim review process.
5.4 A Participant may appeal the Committee’s or its designee(s)’s determination made pursuant to Section 5.2 above by providing notice of appeal to the Committee within 60 days of receiving the claim denial notice described in Section 5.3 of this Plan. This appeal should include all information and documentation that supports the claim.
5.5 The Committee shall review the appeal within 90 days of its receipt of the notice of appeal. The Committee shall give notice to the Participant within 30 days of its final review of the appeal of its determination. The notice shall set forth the results of the appeal and the reasons for such determination.
5.6 It is the intent of the Corporation that the Participants not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Participants’ rights under this Plan by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant(s). Accordingly, if it should appear to the Participant(s) that the Surviving Entity has failed to comply with any of its obligations under this Plan or in the event that the Surviving Entity or any other person takes or threatens to take any action or proceeding designed to deny, or to recover from, any or all Participants the benefits provided or intended to be provided to the Participant(s) hereunder, the Participant(s) may from time to time retain counsel of Participant(s)’s choice. If the Participant(s) prevails, in whole or part, in connection with any of the foregoing, the Surviving Entity will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Participant(s) in connection with the foregoing
ARTICLE 6
No Mitigation Obligation
     The Corporation hereby acknowledges that it may be difficult or impossible (a) for a Participant to find reasonably comparable employment following the Termination Date, and (b) to measure the amount of damages which Participant may suffer as a result of termination of employment. In addition, the Corporation acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Surviving Entity to the Participant in accordance with the terms of this Plan is hereby acknowledged by the Surviving Entity to be reasonable and will be liquidated damages, and the Participant will not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Participant hereunder or otherwise.
ARTICLE 7
Employment Rights
     Nothing expressed or implied in this Plan will create any right or duty on the part of the Surviving Entity or the Participant to have the Participant remain in the employment of the Surviving Entity or any Subsidiary prior to or following any Change in Control.
ARTICLE 8
Withholding of Taxes

     The Surviving Entity may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Surviving Entity is required to withhold pursuant to any law or government regulation or ruling.
ARTICLE 9
Successors and Binding Plan
     This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Corporation to assume and agree to perform under this Plan in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Plan will be binding upon the Corporation and any successor to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Corporation” and the “Surviving Entity” for the purposes of this Plan), but will not otherwise be assignable, transferable or delegable by the Corporation.
ARTICLE 10
Restrictions on Assignment
     The interest of a Participant or his or her beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy.
ARTICLE 11
Notices
     For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Surviving Entity (to the attention of the Secretary of the Surviving Entity) at its principal

Participant office and to the Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
ARTICLE 12
Governing Law
     The validity, interpretation, construction and performance of this Plan will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
ARTICLE 13
Validity
     If any provision of this Plan or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
ARTICLE 14
Administration
     Except as herein provided, this Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret, construe and administer this Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes.
     The Committee may name assistants who may be, but need not be, members of the Committee. Such assistants shall serve at the pleasure of the Committee, and shall perform such functions as are provided for herein and such other functions and/or responsibilities as be assigned or delegated from time to time by the Committee.
     No member of the Committee or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful misconduct or lack of good faith.

ARTICLE 15
Amendment and Discontinuance
     The Corporation expects to continue this Plan indefinitely, but reserves the right, by action of the Committee, to amend it from time to time, or to discontinue it if such a change is deemed necessary or desirable. This Plan shall not, however, be amended, modified or discontinued after the Effective Date until the later of the end of the Protection Period or such time as all claims payable hereunder have been fully discharged.
     Executed as of this 30th day of September, 2008 at Cleveland, Ohio and effective as of September 30, 2008.

NATIONAL CITY CORPORATION
By:

EXHIBIT A
RELEASE AND WAIVER AGREEMENT
I, «FirstName» «LastName», voluntarily sign this Release and Waiver Agreement (Agreement) in exchange for payments (the “Payments”) set forth in Section 4.1 of the National City Corporation Amended and Restated Management Severance Plan (the “Plan”).
1. I release and waive any and all rights and claims I may have now or at any time I accept any of the Payments against the Surviving Entity (as defined in the Plan) arising out of my employment with the Surviving Entity or the termination of my employment or any circumstances surrounding or statements made in connection with my employment or the termination of my employment. This Agreement includes, but is not limited to, rights and claims under any Federal, State, or local law concerning employment relationships or employment discrimination.
2. This Agreement does not include, and I do not waive, any rights or claims that I may have under workers’ compensation laws, or any rights that I may have under National City benefit plans. This Agreement does not include, and I do not waive, any rights that I may have under the indemnification provisions of the by-laws of the Surviving Entity or as an additional insured under any director and officer policy that the Surviving Entity has maintained. The Surviving Entity will not contest any application for unemployment benefits that I may make after the Continuation Period (as defined in the Plan) provided that I am not then employed.
3. I acknowledge that I have been advised to consult an attorney before signing this Agreement. I acknowledge that I have been given a period of 21 days «TodayDay», beginning , to consider this Agreement, and the Payments I am eligible to receive, before I sign it.
4. I understand that I have seven (7) days after I sign this Agreement to revoke it, and that the Surviving entity cannot enforce this Agreement until the seven (7) days have passed and I have not revoked it.
5. I represent that, during my employment with Surviving Entity, I complied with the Surviving Entity Code of Ethics and I understand that it continues to impose obligations on me after my employment with Surviving Entity ends.
6. For purposes of this Agreement, “Surviving Entity” includes Surviving Entity, its subsidiaries and affiliates, and its and their current and former officers, directors, and employees.
7. The release and waiver of all rights and claims covered by this Agreement applies to me and to my estate and shall be governed in all respects by Delaware law. If a court finds any provision of this Agreement to be unenforceable, then I agree that the unenforceable provision will be disregarded in interpreting this Agreement so that the remainder of this Agreement is enforceable.
8. I acknowledge that I have completely read, that I fully understand, and that I voluntarily sign this Agreement.
     IN WITNESS, I have executed this Agreement on this            day of                     ,           .

Employee signature

Witness

(Print witness name)